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                                  EXHIBIT 99(c)

                         STOCK OPTION AGREEMENT BETWEEN
                          TEAM, INC. AND B. DAL MILLER

                                   TEAM, INC.

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT (the "Agreement") is made effective as of July 5, 2001 (the "Effective Date") between Team, Inc., a Texas corporation (the "Company" or "Team") and B. Dal Miller ("Miller" or "Option Holder").

         WHEREAS, the Company purchased all of the issued and outstanding shares of the capital stock of X-Ray Inspection, Inc., ("X-Ray Inc.") a Louisiana corporation, from Miller and E. Patrick Manuel pursuant to a Stock Purchase Agreement dated April 9, 1999 (the "Purchase Agreement"), and,

         WHEREAS, the Company, Miller and Manuel amended the Purchase Agreement by a written document made effective July 5, 2001 (the " Exchange Agreement") which provides among other things for Miller to relinquish his entitlement to receive additional consideration (the "Earn-out") pursuant to the Purchase Agreement in exchange for an option to acquire 100,000 Shares of Team common stock;

         NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the receipt, and sufficiency and adequacy of which are hereby acknowledged, the parties agree as follows:

         5. GRANT OF OPTION. The Company hereby grants Miller the Option (the "Option") to purchase 100,000 Shares of Team common stock, $0.30 par value (the "Shares") from Team for a purchase price of $3.50 per Share (the "Option Price") subject to the terms and conditions of this Agreement in exchange for which Miller hereby transfers and relinquishes to Team any and all Earn Out payments pursuant to the Purchase Agreement.


         6. OPTION PERIOD--VESTING. This Option may be exercised in whole or in part at any time prior to the termination of the Option Period as determined pursuant to Section 5 below, subject however to the limitation that the Option shall be exercisable in increments ratably as set forth in Exhibit A hereto (the "Vesting Schedule"); provided, however, that notwithstanding the Vesting Schedule, the Option shall immediately become fully vested and exercisable with respect to all Shares covered by the Option if while Miller is an employee of the Company: (i) a Change of Control Transaction (as that term is defined in Section 15.i below) occurs, or (ii) the Adjusted EBIT (as defined by and determined pursuant to Section 15.j below) from Team's Mechanical Inspection Services Segment for either of Team's fiscal years ending May 31, 2002 or May 31, 2003 equals or exceeds $2,000,000. The Board of Directors of the Company, in its sole discretion, may waive the Vesting Schedule and, upon written notice to the Option Holder, accelerate the earliest date or dates in which the Option granted hereunder is exercisable. The Option granted by this Agreement is the Option described in the July 2001 Exchange Agreement.

         7. METHOD FOR EXERCISING THE OPTION. The vested portion of the Option may be exercised in whole or in part only by delivery in person or through certified or registered mail to the Company at its principal office in Alvin, Texas (attention: Corporate Secretary) of written notice specifying the number of Shares with respect to which the Option is being exercised. The notice must be accompanied by payment of the Option Price for the portion of the Option being exercised. Payment of the Option Price for the Shares being purchased shall be made in full by one or a combination of the following two methods:

                  a. In cash or by certified or cashier's check payable to Team, Inc.; or,

                  b. The delivery to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver promptly to the Company, in payment of the Option Price, the amount of the cash proceeds of the sale of Shares or a loan from the broker to the Option Holder sufficient, in each case, to pay the Option Price, and in a form satisfactory to the Corporate Secretary.

                  Upon such notice to the Corporate Secretary and payment in full of the amount of the Option Price being exercised, the exercise of the Option shall be deemed to be effective, and a properly executed certificate or certificates representing the Shares so purchased shall be issued by the Company and delivered to the Option Holder or the agent designated by the Option Holder.

         8. ADJUSTMENTS. The adjustments described in this Section 8 shall be made to the Option in the event of the occurrence of any of the events described in Subsections 8(a), 8(b) or 8(c) irrespective of whether such event results in a Change of Control Transaction as defined in Section 15.i:

                  (a) In the event that the outstanding Shares of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares, or dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Board in the number and kind of shares as to which the outstanding Option, or portions thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the Option Holder shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in the outstanding Option shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the Option price per share.

                  (b) In the event that the Board shall adopt resolutions recommending the dissolution or liquidation of the Company, any Option granted under this Agreement shall terminate as of a date to be fixed by the Board, provided that not less than thirty (30) days' written notice of the date so fixed shall be given to Option Holder and Option Holder shall have the right during such period to exercise the Option as to all or any part of the shares covered thereby, including shares as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time.

                  (c) In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or



                                       2.

         becomes a wholly owned subsidiary of another company after the effective date of the Reorganization, then

                           (i) If there is no plan or agreement respecting the
                  Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the Shares under outstanding and unexercised stock options for securities of another corporation, then the Option shall terminate on the date fixed by the Board, provided that not less than 30 days' written notice of the date so fixed shall be given to the Option Holder and Option Holder shall have the right during such period to exercise the Option as to all or any part of the Shares covered thereby; or

                           (ii) If there is a Reorganization Agreement and if
                  the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Shares under outstanding and unexercised stock options for securities of another corporation, then the Board shall adjust the Shares under such outstanding and unexercised stock options in a manner not inconsistent with the provisions of this Agreement such that the total price applicable to the unexercised portion of the Option does not change.

                  (d) The term "Reorganization" as used in subparagraph (c) of this Paragraph 8 shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization.

                  (e) Adjustments and determinations under this Paragraph 8 shall be made by the Board, whose decisions shall be final, binding, and conclusive.


         9. EXPIRATION AND TERMINATION OF THE OPTION. This Option shall expire at 5:00 p.m. Houston, Texas time on July 4, 2011 or prior to such time as hereafter provided (the period from the Effective Date to the date of the expiration of the Option is defined herein as the "Option Period"):


                  a. Upon termination of the employment of the Option Holder for any reason other than death or termination by the Company without cause, , the Option exercisable (i.e.,to the extent vested) as of the date of termination may be exercised by Option Holder within three months after the date of the termination of employment of the Option Holder. If, as of the date of termination of employment, the Option Holder has completed at least five full years of continuous service with the Company, the three month period provided for in the preceding sentence shall be increased to six months. The reasonable determination of whether the Option Holder has completed such period of service shall be made by the Company's Board of Directors; provided, however, it is acknowledged that the Option Holder commenced his employment with the Company on April 9, 1999.


                                       3.
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                  b. Upon termination of the employment of the Option Holder by reason of the death of the Option Holder, all the shares under the Option without regard to whether exercisable (i.e.,vested) as of the date of the Option Holder's death, may be exercised by the personal representative of the deceased Option Holder within 12 months of the date of the Option Holder's death.

                  c. Upon termination of the employment of the Option Holder by the Company without cause, the Option exercisable (i.e., to the extent vested) as of the date of termination may be exercised by Option Holder within twelve
(12) months after the date of termination of employment of Option Holder by the Company.

         10. TRANSFERABILITY. The Option may not be transferred except by will or pursuant to the laws of descent and distribution, and it shall be exercisable during the Option Holder's life only by him, and after his death, only by those entitled to do so under his will or the applicable laws of descent and distribution.

         11. COMPLIANCE WITH SECURITIES LAWS. Upon the acquisition of any Shares pursuant to the exercise of the Option herein granted, the Option Holder or any person acting under Section 9(b) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

         12. LEGENDS ON CERTIFICATES. The Certificates representing the Shares purchased by exercise of an Option will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stock-transfer instructions with respect to such shares.

         13. TAX LIABILITY. Option Holder covenants that he shall be solely responsible for the payment of any and all federal, state and local taxes that are hereafter determined to be due at any time with respect to the grant and/or exercise of the Option and the issuance of the Shares. Option Holder further covenants that he will pay all taxes as the same become due with respect to the grant and/or exercise of the Option and the issuance of the Shares and Option Holder further covenants that he shall indemnify and hold Team harmless from and against any and all claims that may hereafter be asserted by any party including any federal, state or local taxing authorities for taxes, interest and/or penalties with respect to the grant and/or exercise of the Option and or the issuance of the Shares covered by the Option, excluding taxes due by Team to a taxing authority related to an income tax liability of Team related to termination of the Earn Out and/or the grant of the Option.

         14. ACKNOWLEDGMENT OF OPTION HOLDER. The Option Holder acknowledges having received and read this Agreement and agrees to comply with all laws, rules and regulations applicable to the grant and exercise of the Option and the sale or other disposition of the Shares covered by this Option Agreement. Option Holder further represents that he has conferred with and relied exclusively upon the advise of his own attorneys and accountants in making his decision to enter into this Option Agreement.

         15. MISCELLANEOUS.

                  a. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class registered or certified mail, postage prepaid, or by personal delivery to the appropriate party, addressed:


                                       4.
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                           i. If to the Company, to the Company at its principal
place of business at Alvin, Texas (Attention: Corporate Secretary) or at such other address as may have been furnished to the Option Holder in writing by the Company; or

                           ii. If to the Option Holder, to the Option Holder at
his address on file with the Company, or at such other address as may have been furnished to the Company by the Option Holder.

Any such notice shall be deemed to have been given as of the fourth day after deposit in the United States Postal Service, postage prepaid, properly addressed as set forth above, in the case of mailed notice, or as of the date delivered in the case of personal delivery.

                  b. Amendment. The Board of Directors may make any adjustments that differ from the terms and conditions of this Option; provided, however, THE BOARD OF DIRECTORS CAN NOT, ADVERSELY AFFECT THE RIGHTS OF THE OPTION HOLDER WITHOUT THE CONSENT OF THE OPTION HOLDER. If such action is made by amendment, the effective date of such amendment will be the date of the original grant of this Option. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Option Holder.

                  c. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

                  d. Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Company.

                  e. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Option Holder and their respective heirs, executors, administrators, legal representatives, successors and assigns.

                  f. Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Option Holder any right to be retained in the employ of the Company and this Agreement is limited solely to governing the rights and obligations of the Option Holder with respect to the Shares and the Option.

                  g. Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                  h. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                  i. "Change of Control Transaction" shall for purposes of
Section 2 of this Option Agreement mean the occurrence of any of the following:
(i) the consummation of any "Business Combination", as such term is defined in the Restated Articles of Incorporation of Team filed with the Secretary of State of Texas on November 15, 1989; (ii) Team merges or consolidates with any other entity other than a merger or consolidation of Team which would result in the voting stock of Team outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by


                                       5.

being converted into voting securities of the surviving entity ) at least 70% of the total voting power represented by the voting securities of Team or such surviving entity immediately thereafter; (iii) Team sells all or substantially all of its assets to any other person or entity or group of persons acting in concert, or (iv) Team is liquidated or dissolved, or (v) if any third person or entity together with its affiliated or subsidiary entities shall become, directly or indirectly, the beneficial owner of at least 30% of the voting stock of Team, or if (vi) the individuals who constitute the members of Team's Board of Directors as of the Effective Date(the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election or nomination for election by Team's shareholders was approved by a vote of 80% of the directors compromising the Incumbent Board (either by specific vote or by approval of the proxy statement of Team in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (vi), considered as though such person were a member of the Incumbent Board.

                  j. "Adjusted EBIT from Team's Mechanical Inspection Services Segment" shall for purposes of Section 2 of this Option Agreement mean the amount of the consolidated earnings before interest, taxes and goodwill that arise directly in connection with all of Team's Mechanical Inspection Services that are conducted through Team's branch operations including X Ray Inc. for which Miller has direct management responsibility plus the positive amount of the earnings before interest, taxes and goodwill that arise directly in connection with Team's Mechanical Inspections Services for which Miller does not have direct management responsibility. The determination of the amount of Adjusted EBIT from Team's Mechanical Inspection Services will be determined in the following manner: as promptly as practical after the close of each of its fiscal years ending May 31, 2002 and May 31, 2003, Team shall deliver to Miller and to Team's outside independent auditors ("Team's Auditors") a statement ("Team's EBIT Calculation") setting forth Team's calculation of Adjusted EBIT from Team's Mechanical Inspection Services Segment for such fiscal year along with Team's direction for Team's Auditors to review Team's EBIT Calculation. As promptly as practical thereafter but not later than August 31 following the end of each such fiscal year, Team will deliver to Miller, Team's audit report for such fiscal year along with an agreed upon procedure report issued by Team's Auditors with respect to Team's EBIT Calculation.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below to be effective as of the 5th day of July, 2001.


                                       TEAM, INC.


                                       By:  /s/ PHILLIP J. HAWK
                                           -------------------------------------
                                            Philip J. Hawk,
                                            Chairman and Chief Executive Officer


                                       OPTION HOLDER


                                            /s/ B. DAL MILLER
                                           -------------------------------------
                                            B. Dal Miller



                                       6.

                                    EXHIBIT A

                                VESTING SCHEDULE



         CONDITIONS TO VESTING                                                  AMOUNT EXERCISABLE
         ---------------------                                                  ------------------


  Upon the continuous employment by Option                          Cumulative proportion of the Common Stock as
  Holder through the applicable date                                to all or part of which the Option can be
  indicated below:                                                  exercised after satisfaction of the respective
                                                                    conditions to vesting:

           1.       May 31, 2002                                                          25%
           2.       May 31, 2003                                                          50%
           3.       May 31, 2004                                                          75%
           4.       May 31, 2005                                                         100%